Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-3 of VAALCO Energy, Inc. (the “Registration Statement”), and in any related prospectus, of our report, dated February 15, 2021, containing information relating to the estimates of proved reserves and future revenue as of December 31, 2020, 2019, and 2018, prepared for VAALCO Energy, Inc. and included in its Annual Report on Form 10-K for the year ended December 31, 2020. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement, and in any related prospectus, including the use of our name under the caption “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

December 28, 2021

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